Exhibit 99.1

Solta Medical, Inc. Announces Preliminary Financial Results for the Fourth Quarter of 2008

Provides Financial Goals for 2009

Earnings Release & Conference Call Scheduled for February 23

HAYWARD, Calif., January 28, 2009 - Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced preliminary financial results for the fourth quarter ended December 31, 2008 and provided financial goals for 2009.

Solta Medical revenue for the fourth quarter is expected to be in the range of $9.3 million to $9.6 million and includes revenue from the sale of Fraxel products post-acquisition of Reliant Technologies, Inc. on December 23, 2008.

On a pro forma combined basis as if the acquisition of Reliant Technologies was effective October 1, 2008, revenue for the fourth quarter is estimated to have been between $19.9 million to $20.2 million. This compares to revenue for both companies of $35.5 million in the fourth quarter of 2007 on a pro forma combined basis.

The Company expects to report a net loss for the quarter in the range of $14 million to $19 million on a GAAP basis. The net loss includes write-off of acquired in-process research and development of between $8 million to $13 million, severance, integration and other charges related to the acquisition of Reliant of $1.5 million, stock based compensation charges of $0.9 million, provisions for excess and obsolete inventory of $0.5 million, and amortization of intangible assets of $0.1 million. Fourth quarter earnings before interest, depreciation and amortization (EBITDA) and excluding the charges related to the Reliant acquisition is expected to be a loss of approximately $3.1 million.

The results for the quarter were impacted by poor global economic conditions, a tight credit environment, and the completion of the Reliant acquisition late in the quarter.

“The fourth quarter of 2008 was challenging for many companies including Solta Medical,” said Stephen J. Fanning, Chairman of the Board, President and CEO of Solta Medical. “Despite the continued difficult environment, initial response to our new Body Tip16.0 for the Thermage NXT has been very positive. In addition, we have a number of new products and initiatives for 2009 that will continue to innovate, expand, and improve the aesthetic solutions we offer physicians and patients. With the integration of Reliant nearly complete, we look forward to competing in the market place with two premier brands in Fraxel and Thermage, and one of the largest U.S. sales forces in the industry.”

The Company also provided the following financial goals for 2009:

•	Realize approximately $19 million in cost synergies as a result of the acquisition of Reliant Technologies, Inc.

•	Generate positive cash flow from operations and EBITDA for the year

•	Achieve a gross margin of 70% for the year excluding non-cash amortization of capitalized manufacturing profit in inventory related to the Reliant acquisition

4Q08 Earnings and Conference Call Information

Solta Medical plans to release its complete financial results for the fourth quarter ended December 31, 2008, after the market close on Monday, February 23, 2009. The Company will also host a conference call and webcast on Monday, February 23, 2009, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 800-218-0204 for domestic participants and 303-228-2960 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. Both callers will need to use the Passcode 11125653#. To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective anti-aging solutions for patients that enhance and expand the practice of medical aesthetics for physicians.

The company offers products to address aging skin under the industry’s two premier brands: Thermage® and Fraxel®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Since 2002, over one million Thermage and Fraxel procedures have been performed in nearly 80 countries. Thermage and Fraxel are the perfect complement for any aesthetic practice. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the new products and initiatives in the works for 2009 and the Company’s financial goals for 2009. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the possibility that the development and release of new products and initiatives does not proceed as anticipated, the market for the sale of these new products and initiatives does not develop as expected, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer confidence causing changes in consumer spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2007, its Form 10-Q for the quarter ended September 30, 2008 and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contact Information:

Jack Glenn

Chief Financial Officer

510-786-6890

Investor Contacts:

Doug Sherk/Jenifer Kirtland

EVC Group

415-896-6820

jkirtland@evcgroup.com